FORM OF
FOURTH AMENDMENT TO THE
ALPHA ARCHITECT ETF TRUST
DISTRIBUTION AGREEMENT

THIS FOURTH AMENDMENT effective as of the last date on the signature block, to the Distribution Agreement, dated as of October 8, 2014, as amended (the “Agreement”) is entered into by and between Alpha Architect ETF Trust (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the parties to the Agreement desire to add a fund;

NOW THEREFORE, pursuant to Article 13 of the Agreement, the parties hereby agree to amend the Agreement as follows:

Freedom 100 Emerging Markets ETF will be added to Amended Schedule A.
Amended Schedule A of the Agreement shall be superseded and replaced in its entirety by Amended Schedule A attached hereto.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last date written below.

ALPHA ARCHITECT ETF TRUST	QUASAR DISTRIBUTORS, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

1

Amended Schedule A to the
Distribution Agreement - Alpha Architect ETF Trust

Separate Series of Alpha Architect ETF Trust

Name of Series
Alpha Architect U.S. Quantitative Value ETF
Alpha Architect International Quantitative Value ETF
Alpha Architect U.S. Quantitative Momentum ETF
Alpha Architect International Quantitative Momentum ETF
Alpha Architect Value Momentum Trend ETF
Freedom 100 Emerging Markets ETF